Exhibit 10.4

Form of Cosplayer Short Term Exclusive Cooperation Contract

between

CTRL MEDIA LIMITED

and

COSPLAYER:                          (ENGLISH FULL NAME)

CTRL MEDIA LIMITED (hereinafter referred to as Party A) and Cosplayer: (hereinafter referred to as Party B), due to the fact that Party A conducts publishes, agents or marketing activities for the “mobile games” in Hong Kong and Macau area, Party B is willing to enter into a close cooperation relationship with Party A, and this contract is hereby agreed upon by both parties. as follows:

Article 1: Cooperation content, period and area

1.	Party A agrees to entrust Party B with priority to engage in the marketing activities (included but not limited to Cosplayer and related work, playing with the designated game, Esport and related work) of the mobile game designated by Party A (hereinafter referred to as “designated game”) in Hong Kong and Macau in accordance with the conditions of this contract.

2.	Period of this cooperation is from to . If the two parties do not raise any termination or objection within 30 days before the expiration of the cooperation period, the cooperation conditions will be automatically renewed for 365 days according to the content of this contract, and this clause has continuous effect. The contract will be terminated after 31 days of the one of the party proposed the termination.

3.	During the cooperation period, Party B agrees that Party A is its exclusive partner. All work related to “mobile games” must be assigned by Party A and give priority to Party A’s work needs.

4.	Party B agrees that if there is any suspected “mobile game” or “mobile game” related work, included but not limited to playing game, Esport and related work) it must immediately inform Party A proactively, and Party A will follow up on its behalf.

Article 2: Party A’s obligations

1.	Party A shall act as a good agent and try its best to develop job opportunities and provide training and assistance for Party B.

2.	Party A shall provide at least five jobs to Party B during the contract period.

3.	Each above job payment shall not be less than HK$ .

4.	Give priority to providing exclusive contract Key Opinion Leader (“KOL”) and related work to Party B during the contract period (unless the official specially designated person).

5.	Party A agrees to allow Party B to accept the work of games not provided by Party A, but Party B must refer the relevant work to Party A and implement it according to Party A ’s procedures. Party A will charge a reasonable intermediary fee.

6.	Party A shall provide various information about the designated game work, so that Party B’s work can be carried out more smoothly.

7.	All work expenses shall be paid directly by Party A to Party B.

Article 3: Obligations of Party B

1.	To designate Party A as the exclusive contract partner of “Mobile Games” in Hong Kong and Macau area. Unless Party A permits, it is not allowed to sign contracts with other companies with the same conditions or forms.

2.	Party B needs to proactively and punctually follow up the entire progress of the work, pay attention to the work records for each activity, and try its best to ensure that the work is completed within the time limit.

3.	Party B need to provide their Facebook page advertising right to Party A. Party A can carry out the promotional operation of the content of the Facebook post and the nature of the advertisement and Party A will correspond to the related advertising fee.

4.	Party B needs to report the progress of the work by email and upload the progress information of the work. If it is urgent, the two parties can also negotiate through general mobile phone communication software.

5.	Party B shall not take any actions that affect Party A’s reputation and the reputation of the designated game, and shall not inform other third parties of the contract and remuneration.

6.	Party B needs to synchronize all externally received game-related work news with Party A, and refer them to Party A for assistance.

Article 4: Cooperation Fees and Contract Renewal

1.	Party B can make an appropriate quotation according to the work content assigned by Party A.

2.	Party A promises to pay Party B 100% of the total cost within 30 days after the completion of the project and confirmation of acceptance.

3.	Party A promises that during the contract period, Party B will be given priority in providing job opportunities for the projects mentioned in this contract.

4.	Period of this cooperation is from to . If the two parties do not raise any termination or objection within 30 days before the expiration of the cooperation period, the cooperation conditions will be automatically renewed for 365 days according to the content of this contract, and this clause has continuous effect. The contract will be terminated after 31 days of the one of the party proposed the termination.

Article 5: Payment method

1.	Party A shall pay all quotations or entrustment contracts provided by Party B by remittance.

2.	Party B may need to sign the order/cheque as proof of payment.

3.	The receiving account information of Party B is as follows:

a)	Account holder (English name) : ______________________

b)	Account Bank Name: ___________________________

c)	Account Bank Number: ____________________________

Article 6: Confidentiality Responsibility

1.	Either party shall properly keep the relevant confidential information know or held by it due to this contract with the attention of a good administrator, and shall not disclose or deliver it to any third party without the prior written consent of the other party.

2.	If the dealer or partner of either party knows or holds the relevant confidential information of this contract, the party shall be responsible for requiring them to abide by the provisions of this contract. If the dealer or partner of the party violates the provisions of this agreement, it shall be deemed that the party violates the provisions of this agreement.

Article 7: Transfer of Rights and Obligations

All the rights and obligations of Party B in this contract shall not be transferred to any third party without the prior written consent of Party A. In addition, if any terms of other contracts conflict with this agreement, this agreement will be regarded as the first priority contract.

Article 8: Breach of contract

1.	If Party B fails to abide by any of the provisions of this contract, Party A may terminate this contract immediately, and Party B shall compensate Party A for the damages suffered.

2.	In addition to the provisions of the preceding paragraph, when any party fails to perform the provisions of this contract or fails to perform in accordance with the provisions, the party without fault may notify the other party in writing to make corrections within ten days. If the correction is not made within the time limit, the innocent party may terminate this contract with a separate written notice.

Article 9: Termination Effect

1.	During the period according to the second paragraph of Article 1, if any party wishes to modify the content of the contract, it should take the initiative and write to negotiate and negotiate. If the two parties cannot reach a consensus, the modified contract will be deemed invalid.

2.	After the contract is terminated or rescinded, the innocent party may, in addition to exercising its rights in accordance with the provisions of this contract and relevant laws and regulations, claim compensation from the other party for the damage it has suffered.

3.	The rights and obligations of both parties in the following clauses of this contract will not be extinguished due to the termination or rescission of this contract: Article 6 “Confidentiality Obligation” and Article 9 “Termination Effect”.

Article 10: Contract Amendment

The addition, deletion or modification of this contract shall not be effective unless it is agreed in writing by both parties.

Article 11: Number of contracts

This contract has a total of 4 pages, including two original copies, and each party holds one original copy as proof.

Contractor:

Party A: CTRL MEDIA LIMITED

Representative:	Signed /Sealed :

Party B:

Representative ID:	Signature /Seal :